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                                                                    EXHIBIT 23.3






                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Chicago Bridge & Iron Company N.V. for the registration of 1,307,356 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 28, 2000, with respect to the consolidated financial statements of Liquid Cryogenic and Water Storage ("PDM") included in its Form 8-K dated February 22, 2001, and (b) dated February 28, 2000, with respect to the consolidated financial statements of PDM included in its Form 8K/A dated September 28, 2001, both filed with the Securities and Exchange Commission.



                                                  /s/Ernst & Young LLP


Pittsburgh, Pennsylvania
September 26, 2001